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                                                                     EXHIBIT 8.1


                          [KIRKLAND & ELLIS LETTERHEAD]




                                 April 22, 2002



Joy Global Inc.
100 E. Wisconsin Avenue
Suite 2780
Milwaukee, Wisconsin  53202

         Re: Joy Global Inc. Exchange Offer for $200,000,000 8 3/4% Senior Subordinated Notes due 2012 for up to $200,000,000 8 3/4% Series B Senior Subordinated Notes due 2012

Dear Ladies and Gentlemen :

         We have acted as special counsel to Joy Global Inc. (the "Company") and each of the following entities who have guaranteed the Old Notes (as defined below) and the Exchange Notes (as defined below): American Alloy Corporation, Benefit, Inc., Dobson Park Industries Inc., Harnischfeger Corporation, Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HCHC, Inc., HCHC UK Holdings, Inc., HIHC, Inc., Joy MM Delaware, Inc., Joy Technologies Inc., JTI UK Holdings, Inc., RCHH, Inc., South Shore Corporation, South Shore Development, LLC, and The Horsburgh & Scott Company (the "Guarantors," and together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $200,000,000 8 3/4% Senior Subordinated Notes due 2012 (the "Old Notes") for up to $200,000,000 8 3/4% Series B Senior Subordinated Notes due 2012 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of March 18, 2002, by and among the Registrants and Wells Fargo Bank Minnesota, N.A., as the Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $200,000,000 in aggregate principal amount are outstanding.

         You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.






London              Los Angeles             New York            Washington, D.C.

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                                KIRKLAND & ELLIS




Joy Global Inc.
April 22, 2002
Page 2


         On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of that holder. Accordingly, there will be no federal income tax consequences to holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

         The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm and to the inclusion of our opinion in the section entitled "United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ KIRKLAND & ELLIS

                                        KIRKLAND & ELLIS